EXHIBIT 3.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                              LOG ON AMERICA, INC.

      Log On America, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify, that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Seven Thousand Five Hundred (7,500) shares of Series B Convertible Preferred Stock of the Company, as follows:

      RESOLVED, that the Company is authorized to issue 7,500 shares of Series B Convertible Preferred Stock (the "Series B Shares"), par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights:

      (1) Dividends. The Series B Shares shall not bear any dividends.

      (2) Distribution of Assets Upon Liquidation.

            (a) Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Company (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities unless, following the payment of preferential amounts on all Senior Securities, each holder of a Series B Share shall have received the Stated Value with respect to each Series B Share then held by such holder. In the event that upon the occurrence of a Liquidation Event, and following the payment of preferential amounts on all Senior Securities, the assets available for distribution to the holders of the Series B Shares and the holders of Pari Passu Securities are insufficient to pay the aggregate Stated Value payable with respect to the Preferred Shares and the aggregate preferential amount payable with respect to such Pari Passu Securities, the remaining assets of the Company shall be distributed ratably among the Series B Shares and the shares of Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Stated Value in the case of a Series B Share) bears to the aggregate preferential amount payable on all such shares.

            (b) After the payment of any preferential amounts on all Senior Securities and payment of the full Stated Value with respect to each Series B Share and the preferential amounts payable on any Pari Passu Securities, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Junior Securities of the Company.

            (c) For purposes hereof, the following terms shall have the meanings indicated:

                  (i) "Junior Securities" means the Common Stock and all securities of the Company or any of its subsidiaries that are not Pari Passu Securities or Senior Securities as defined below.

                  (ii) "Pari Passu Securities" means those securities of the Company or any of its subsidiaries outstanding on the Closing Date that by their terms are pari passu with the Series B Shares; and

                  (iii) "Senior Securities" means any indebtedness incurred by the Company and the Company's Series A Convertible Preferred Stock, par value $0.01 per share.

      (3) Voting Rights. The holders of record of Series B Shares shall not be entitled to any voting rights except as required by law.

      (4) Conversion of Preferred Shares. The Series B Shares shall be convertible on the terms and conditions set forth in this Section 4.

            (a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                  (i) "Issuance Date" means, with respect to each Series B Share, the date of issuance of the applicable Series B Share pursuant to the Exchange Agreement.

                  (ii)  "Exchange   Agreement"   means  that  certain   exchange
agreement between the Company and Marshall Capital Management, Inc., pursuant to the terms of which the Series B Shares are originally issued.

                  (iii) "Stated Value" means $1,000.

                  (iv) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.


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

            (b) Holder's Conversion Rights. Each Series B Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of shares of Common Stock equal to the Stated Value divided by the Conversion Price (as defined below) in effect at the time of conversion. Such Conversion Price shall be subject to adjustment as provided below.

            (c) Holder's Delivery Requirements. Before any holder of Series B Shares shall be entitled to convert such shares into share of Common Stock pursuant to this Section 4, the holder of such Series B Shares shall surrender the certificate or certificates representing such Series B Shares, duly endorsed, at the principal executive office of the Company or of any transfer agent for the Series B Shares, and shall give written notice to the Company at its principal executive office of the election to convert such shares of Series B Shares and the names or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, on or before the third Business Day following delivery of such notice and the certificate or certificates representing such Series B Shares, issue and deliver to such holder of Series B Shares, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Conversion under this Section 4 shall be deemed to have been made and the person or persons entitled to receive shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock immediately prior to the close of business on the date of such surrender of the Series B Shares to be converted. In the event the number of Series B Shares represented by the certificate or certificates surrendered pursuant to this Section 4(c) exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder a new certificate or certificates for the number of Series B Shares represented by the certificate or certificates surrendered which are not converted.

            (d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Shares; instead, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole number.

            (e) Conversion Price. Each Series B Share shall be convertible in accordance with Section 4(b) above, into the number of shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as described below). The "Conversion Price" shall be $4.50, subject to Section 4(f) below.

            (f) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split or otherwise) into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination, or consolidation, be proportionately increased.


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

            (g) In the event any Series B Shares shall be converted pursuant to this Section 4 or otherwise reacquired by the Company, the shares so converted or reacquired shall be canceled, may not be reissued as Series B Shares and shall revert back to authorized but undesignated shares of Preferred Stock.

      (5) Reservation of Shares. The Company shall, so long as any of Series B Shares are outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of Series B Shares, such number of its authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Shares.

      (6) Vote to Change Terms of Preferred Shares. The affirmative vote of the holders of at least two-thirds (2/3) of the Series B Shares then outstanding shall be required in order to amend, alter, change or repeal any of the provisions of this Certificate of Designation.

      (7) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the Series B Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate, the Company shall execute and deliver a new preferred stock certificate of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series B Shares into Common Stock.

      (8) Specific Shall Not Limit General: Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all the initial holders of the Series B Shares and shall not be construed against any person as the drafter hereof.

      (9) Notice. Whenever notice is required to be given pursuant to this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 7(f) of the Exchange Agreement.


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

            IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by David Paolo, its President, as of the 17th day of August 2001.

                                        LOG ON AMERICA, INC.

                                        By: /s/ David Paolo
                                            --------------------------------
                                            Name: David Paolo
                                                  President


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